UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

	☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	6.	Amount Previously Paid:

	7.	Form, Schedule or Registration Statement No.:

	8.	Filing Party:

	9.	Date Filed:

The following two letters, previously sent to MediciNova, Inc. on March 10, 2009, will be discussed with presentations made by Avigen, Inc. to stockholders on or after March 16, 2009, to demonstrate the tone and character of the negotiation discussions between MediciNova and Avigen and its advisors.

March 10, 2009

Jeff Himawan, PhD
Chairman of Board
MediciNova
435 Tasso Street
Palo Alto, CA 94301

Dear Jeff,

I write in response to Mr. Moch’s letter dated March 6, 2009, and a follow-up email to Andrew Singer on March 9, 2009.

We have still not heard back from MedicNova on its availability for either a teleconference or face-to-face meeting with the Avigen management to review MedicNova’s development plans and finances. As you know, we offered on Friday, March 6th, and then again on Monday, March 9, 2009, to have such a meeting. This is the initial step taken by all other interested parties and we continue to believe that it is an appropriate next step in our negotiations. Time is of the essence if MediciNova would like to be seriously considered as one of the final proposals we will evaluate and urge you to act accordingly.

As you know, after extensive negotiations on a confidentiality agreement between our two companies, Avigen finally agreed to MediciNova’s demand that the confidentiality agreement between our companies not contain a standstill provision at this time. This, as you know, is unlike the form of confidentiality agreement that the other interested companies have readily signed. Moreover, Avigen and MediciNova share a common asset – ibudilast (AV411 and MN-166). It appears to us that MediciNova does not consider these two facts as warranting any additional precautions for Avigen stockholders. We disagree. Avigen stockholders could be harmed if MediciNova used confidential information in a hostile offer. As a result, and as we agreed with your counsel, Avigen will not share any confidential information regarding ibudilast until we have a more robust confidentiality agreement with a standstill provision. Sharing such information could irreparably harm our stockholder’s AV411 asset by devaluing any competitive advantage that we currently hold through extensive know-how in the areas preclinical and clinical research, as well as intellectual property.

As for sharing of information, therefore, I request that we adhere to our earlier understanding that we will not to share ibudilast related information until our discussions have progressed further, we have a greater level of comfort that a deal may be consummated, and we have a more robust confidentiality agreement with a standstill provision. To that end, I request that you remove all ibudliast material from the electronic data room before we access it. As a precaution, I request that you agree to waive confidentiality on any ibudilast information inadvertently left in the electronic data room. It would also be very helpful if you could provide us with a table of contents so that we can begin to consider how best to review the material if, and when, the time is appropriate.

I urge you to consider scheduling a meeting (teleconference or face-to-face) as soon as practicable. We will make every effort to accommodate your schedule and commit our full attention.

With kind regards,

Kenneth Chahine, Ph.D., J.D.
Chief Executive Officer and President
Avigen, Inc.

cc:	Dr. Yuichi Iwaki Ken Moch

The information included in the letter below (including any advice or other conclusions) are preliminary advice and conclusions made by Avigen, are based on assumptions not set forth in the attached letter and are subject to change. No Avigen stockholder or any other party should rely on such information or take any such information as a statement of fact or valuation or liquidation analysis.

RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, CA 94111

Telephone: (415) 633-8500

Jeff Himawan, Ph.D.
Chairman of the Board
MediciNova Inc.
4350 La Jolla Village Drive
Suite 950
San Diego, CA 92122

Dear Jeff,

Thank you again for your proposal and your continued interest in Avigen.

As you are aware, for a couple of months Avigen has been diligently reviewing prospective merger candidates, including MediciNova. The interest in a merger with Avigen has been significant and we have received several written proposals. The Board of Directors of Avigen is now at a point at which it would like to advance the most promising proposals.

To that end, we are asking all interested bidders to provide their best proposal in writing this week so we can take the proposals to the Avigen Board on or about Monday, March 16.

We currently anticipate that the Board will select a subset of the proposals and authorize management to proceed with diligence with only that limited group.

As Avigen is a small company it is simply not feasible for Avigen to move forward with all interested parties at once. We intend to review the proposal that you submit this week in conjunction with all of the other proposals that we receive and "narrow the field" to the most attractive proposals.

As I am sure you can appreciate, the Board will not present to stockholders a transaction unless it is valued above the liquidation value of the company. Currently, we do not believe that MediciNova's offer is superior to our liquidation threshold. Please keep in mind that for your proposal to be selected you not only will need to provide a proposal which is superior to liquidation, but also one which is superior to the numerous other proposals we have received and may receive in the future.

To assist parties with revising their proposals, we are providing each one with some suggestions (based on a comparison of all existing proposals as well as the Board's desire to maximize shareholder value) on how their offer might be improved from the shareholders' perspective.

Accordingly and per your request for detailed feedback, please allow us to provide some specifics on your proposal:

1. You have offered 1.75 million shares of MNOV stock in exchange for $7 million in Avigen cash. Based on yesterday's closing price of $1.78 per share, those shares are only worth $3.1 million. That is a discount of $3.9 million, or over 50%. Furthermore the MNOV stock is quite illiquid. This illiquidity suggests to us that shareholders would get far less than the $3.1 million "face value" of the offered stock should they choose to sell.

RBC Capital Markets Corporation Two Embarcadero Center Suite 1200 San Francisco, CA 94111

Telephone: (415) 633-8500

2. The conversion feature in your offer is at a significant premium to the current stock price. The $4.00 per share conversion price currently represents a premium of over 100% and thus we view the Avigen shareholders' probability of converting as very low. Given the short time frame of the convertible security (one year from close) and the high premium, the option value of the convertible security is only a few cents per Avigen share based on traditional Black-Scholes valuation methodology.

3. You place essentially no value on two of Avigen's assets: AV411 and milestone payments that Avigen believes are likely to come due from a 2005 transaction with Genzyme. Put differently, under your proposal, because of the high conversion price of the convertible security, MediciNova stockholders prior to the transaction capture much of the future value from AV411 and Genzyme rather than existing Avigen stockholders.

4. The cash underlying the convertible security will still be at risk to a claim by creditors.

There are a number of changes that might make the MediciNova proposal competitive with the other proposals we have received and enhance its attractiveness to Avigen's shareholders. MediciNova might consider offering:

1. a premium for cash, rather than a significant discount
2. a significantly lower conversion premium on the convertible security
3. more flexible conversion terms that might favor Avigen stockholders
4. a longer term on the convertible security to increase the option value
5. a significant value placed on the AV411 program and Genzyme milestone
6. alternative liquidity option to mitigate the illiquidity of the MNOV stock
7. other structures that do not put the Avigen stockholders' cash at risk of a default or bankruptcy

We hope you find our feedback and suggestions helpful. We would be happy to have you as one of the parties with whom we move forward but your proposal would need to address our comments in order for us to do that. We truly hope that you will improve your offer and resubmit it by Friday, March 13 to maximize the competitiveness of your proposal with Avigen's other alternatives. In the meantime, if you have any questions, please feel free to call me.

Sincerely,

Andrew E. Singer
Managing Director
Health Care Investment Banking